Exhibit 4.5

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF BNP PARIBAS SECURITIES SERVICES, AS COMMON DEPOSITARY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH ACTING AS COMMON DEPOSITARY FOR CLEARSTREAM AND EUROCLEAR OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF BNP PARIBAS SECURITIES SERVICES, AS COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH ACTING AS COMMON DEPOSITARY FOR CLEARSTREAM AND EUROCLEAR OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF BNP PARIBAS SECURITIES SERVICES, AS COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH ACTING AS COMMON DEPOSITARY FOR CLEARSTREAM AND EUROCLEAR, HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH ACTING AS COMMON DEPOSITARY FOR CLEARSTREAM AND EUROCLEAR OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

Chesapeake Corporation

7% Senior Subordinated Note due 2014

Common Code: 020784482 ISIN Code: XSO207844829

No. 1	€100,000,000

Chesapeake Corporation, a Virginia corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to BNP Paribas Securities Services, Luxembourg Branch acting as Common Depositary for Clearstream and Euroclear, or its registered assigns, the principal sum of ONE HUNDRED MILLION EURO (€100,000,000) (or such other amount as indicated on the Schedule of Exchange of Notes attached hereto) on December 15, 2014.

Interest Rate: 7% per annum.

Interest Payment Dates: June 15 and December 15, commencing June 15, 2005.

Regular Record Dates: June 1 and December 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date: December 8, 2004

CHESAPEAKE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Securities of a series issued under the Indenture described herein.

WACHOVIA BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:
Authorized Signatory

Chesapeake Corporation

7% Senior Subordinated Notes Due 2014

SECTION 1.	The Notes and the Indenture.

(a) This Security is one of a duly authorized series of debt securities of the Company designated as its 7% Senior Subordinated Notes due 2014 (the “Notes”), limited (except as otherwise provided herein) in aggregate principal amount to €100,000,000, issued under the Indenture dated as of December 8, 2004 (as amended from time to time, the “Indenture”), between the Company and Wachovia Bank, National Association, as Trustee (the “Trustee”).

(b) Capitalized terms used herein shall have the meaning ascribed to them in this Note, and if not defined in this Note shall have the meaning ascribed to them in the Indenture.

(c) The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. In the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of this Note will control.

(d) Subject to the covenants contained herein and the Indenture, the Company may issue additional Notes (“Additional Notes”) under the Indenture having the same terms in all respects as the Notes except that interest will accrue on the Additional Notes from their date of issuance. The Notes, including any Additional Notes, would be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the Notes.

SECTION 2.	Definitions.

“Acquired Debt” means Debt of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

“Asset Sale” means any sale, lease, transfer or other disposition (including a Sale and Leaseback Transaction) of any assets by the Company or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1)	a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(2)

the disposition by the Company or any Restricted Subsidiary in the ordinary course of business of (i) cash and cash management investments, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets, or (iv) rights granted to others pursuant to leases or licenses;

(3)	the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(4)	a transaction covered by Section 9 hereof;

(5)	a Restricted Payment permitted under Section 8.02 hereof or a Permitted Investment;

(6)	the issuance of Disqualified Stock pursuant to Section 8.01 hereof;

(7)	any disposition of accounts receivable to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

(8)	disposition of any line of business or Person that is part of a discontinued operation of the Company on the Issue Date; and

(9)	any disposition in a transaction or series of related transactions of assets with a fair market value of less than $7.5 million.

“Average Life” means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Cash Equivalents” means:

(1)	United States dollars, or money in other currencies received in the ordinary course of business;

(2)	U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations, in each case with maturities not exceeding one year from the date of acquisition;

(3)	(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with

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any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition;

(6)	money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above; and

(7)	in the case of a Foreign Restricted Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Change of Control” means:

(1)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, unless holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation;

(2)	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

(3)	individuals who on the Issue Date constituted the board of directors of the Company, together with any new directors whose election by the board of directors or whose nomination for election by the shareholders of the Company was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Company then in office; or

(4)	the adoption of a plan relating to the liquidation or dissolution of the Company.

“Clearstream” means Clearstream Bank, société anonyme, and its successors or assigns.

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“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1)	the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the lesser of (x) the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the dividends or other distributions actually paid in cash to the Company or any of its Restricted Subsidiaries (subject to clause (3) of this definition of Consolidated Net Income below) by such Person during such period, and (y) the Company’s pro rata share of such Person’s net income earned during such period;

(2)	any net income (or loss) of any Person acquired during such period for any period prior to the date of such acquisition;

(3)	the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4)	any net after-tax gains or losses attributable to Asset Sales;

(5)	any net after-tax extraordinary gains or losses;

(6)	any net after-tax non-recurring and unusual gains or losses; and

(7)	the cumulative effect of a change in accounting principles.

“Corporate Trust Office” means, for purposes of presentation or surrender of Notes for payment, registration, transfer, exchange, purchase or conversion or for service of notices or demands upon the Company, the office of the Trustee at which at any particular time its United Kingdom corporate trust business shall be principally administered (which at the date hereof is located at 3 Bishopsgate, London EC2N 3AB, United Kingdom), and for all other purposes, the office of the Trustee located in the City of Richmond, Virginia (which at the date hereof is located at 1021 East Cary Street, Richmond, Virginia 23219, Attention: Corporate Trust Administration – VA 9646), or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement” means the amended and restated credit agreement dated as of February 23, 2004, among the Company and the other borrowers party thereto, the lenders and agents party thereto and Wachovia Bank, National Association, as administrative agent, together with any related documents (including any security documents and guarantee agreements), as such agreement may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.

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“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Debt” means (i) the Debt under the Credit Agreement and (ii) any other Senior Debt which, at the date of determination, has an aggregate principal amount outstanding of at least $10.0 million and is specifically designated as “Designated Senior Debt” by the Company in the instrument governing such Senior Debt and in an Officers’ Certificate received by the Trustee.

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are (a) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Notes for consideration other than Qualified Equity Interests, or (b) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes if those provisions (x) are no more favorable to the holders than Sections 8.14 and 8.15 hereof and (y) specifically state that repurchase or redemption pursuant thereto will not be required prior to the repurchase of the Notes as required by the Notes and the Indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of, or 50% or more of the assets of which are located in, the United States of America or any jurisdiction thereof.

“EBITDA” means, for any period, the sum of:

(1)	Consolidated Net Income; plus

(2)	Fixed Charges, to the extent deducted in calculating Consolidated Net Income; plus

(3)	to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP:

(A)	income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to gains or losses on Asset Sales or extraordinary, non-recurring or unusual gains or losses; and

(B)	depreciation, amortization and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income;

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provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

“Eligible Debt” means any Debt other than:

(1)	Debt in the form of, or represented by, bonds or other similar securities or any guarantee thereof; and

(2)	Debt that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over the counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

“employee stock ownership plan” means any employee stock ownership plan and any similar plan (except to the extent that such plan is funded by employees of the Company and its Restricted Subsidiaries).

“Euro” or “€” means the single currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community.

“Euroclear” means Euroclear Bank S.A./N.V., and its successors or assigns, as operator of the Euroclear System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of (a) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to (b) the aggregate Fixed Charges during such reference period.

In making the foregoing calculation:

(1)	pro forma effect will be given to any Debt, Disqualified Stock or Preferred Stock Incurred during or after the reference period to the extent the Debt, Disqualified Stock or Preferred Stock is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

(2)	pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Debt if the Hedging Agreement has a remaining term of at least twelve months) had been the applicable rate for the entire reference period;

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(3)	Fixed Charges related to any Debt, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving credit facility to the extent of the commitment thereunder (or under any successor revolving credit facility) in effect on the transaction date, will be excluded; and

(4)	pro forma effect will be given to:

(A)	the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries;

(B)	the acquisition or disposition of companies, divisions or lines of businesses by the Company and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period; and

(C)	the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Company or any Restricted Subsidiary following the transaction date;

that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Fixed Charges” means, for any period, the sum of:

(1)	Interest Expense for such period; and

(2)	the product of:

(A)	cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified or Preferred Stock of the Company or a Restricted Subsidiary, except for dividends payable in the Company’s Qualified Stock or paid to the Company or to a Wholly Owned Restricted Subsidiary; and

(B)	a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries;

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provided that Fixed Charges of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary will be reduced in proportion to any proportional reduction in respect of such Restricted Subsidiary’s net income included in calculating Consolidated Net Income.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Government Obligations” means obligations that are (a) U.S. Government Obligations; and (b) issued or directly and fully guaranteed or insured by the United Kingdom, France or Germany, or any agency or instrumentality thereof, the obligations of which are guaranteed as a full faith credit obligation of such government, which, in either case, are not callable or redeemable at the option of the issuer thereof.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the Issue Date (including by redesignation of an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 8.01 hereof but will not be considered the sale or issuance of Equity Interests for purposes of Section 8.05 or 8.15 hereof. The accretion of original issue discount or payment of interest in kind will not be considered an Incurrence of Debt.

“Interest Expense” means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Leases;

(2)	amortization of debt discount and debt issuance costs;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net costs associated with Hedging Agreements (including the amortization of fees);

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(7)	any of the above expenses with respect to Debt of another Person Guaranteed by the Company or any of its Restricted Subsidiaries;

(8)	cash contributions to any employee stock ownership plan or similar trust, to the extent such contributions are used by such plan or trust to pay interest or fees to any Person, other than the Company, in connection with Debt Incurred by such plan or trust; and

(9)	any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Company or any Restricted Subsidiary in connection with a Permitted Receivables Financing, as determined on a consolidated basis and in accordance with GAAP.

“Investment” means:

(1)	any direct or indirect advance, loan or other extension of credit to another Person;

(2)	any capital contribution to another Person, by means of any transfer of cash or other property or in any other form;

(3)	any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services; or

(4)	any Guarantee of any obligation of another Person.

If the Company or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.

“Issue Date” means December 8, 2004.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

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“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of:

(1)	brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers;

(2)	provisions for taxes as a result of such Asset Sale, taking into account the consolidated results of operations of the Company and its Restricted Subsidiaries;

(3)	payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4)	appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Non-Recourse Debt” means Debt as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Company or any Restricted Subsidiary.

“Note Guaranty” means the guaranty of the Notes by a Guarantor pursuant to the Indenture and the Notes.

“Permitted Business” means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, and any business that, in the reasonable good faith business judgment of the Board of Directors, is reasonably related, incidental, complementary or ancillary thereto.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company engaged in a Permitted Business;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment

(A)	such Person becomes a Restricted Subsidiary of the Company engaged in a Permitted Business; or

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(B)	such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary engaged in a Permitted Business;

(4)	Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with Section 8.15 hereof;

(5)	Hedging Agreements otherwise permitted under the Indenture;

(6)	(i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(7)	payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, officers and employees, in each case in the ordinary course of business, not in excess of $1.0 million outstanding at any time;

(8)	Investments in a Securitization Subsidiary that are necessary or desirable to effect a Permitted Receivables Financing;

(9)	Investments made by the Company or any Person that is a Restricted Subsidiary of the Company as of the Issue Date in any other Person, to the extent such Investment was made prior to the Issue Date;

(10)	Investments in any Person engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10), not to exceed 5.0% of Consolidated Net Tangible Assets; and

(11)	in addition to Investments listed above, Investments in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $5.0 million (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause).

“Permitted Junior Securities” means, as to the Company or a Guarantor, as the case may be, any securities of the Company or such Guarantor, as the case may be, provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent

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jurisdiction in a reorganization proceeding under any applicable bankruptcy law relating to the Company or such Guarantor, as relevant, that constitute either (x) Equity Interests of the Company or the Guarantor, as the case may be, or (y) Debt of the Company or the Guarantor, as the case may be, subordinated in right of payment to all Senior Debt of the Company or Guarantor, as relevant, then outstanding to at least the same extent as the Notes are subordinated as provided in the Indenture.

“Permitted Liens” means:

(1)	Liens existing on the Issue Date;

(2)	Liens securing the Notes or any Note Guaranties;

(3)	Liens securing Obligations under or with respect to Senior Debt of the Company or any Guarantor;

(4)	Liens incurred in the ordinary course of business not securing Debt and not in the aggregate detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries in any way that would be material to the Company and its Restricted Subsidiaries, taken as a whole;

(5)	Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property and which attach within 180 days after the date of such purchase or the completion of construction or improvement;

(6)	Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Company, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(7)	Liens on property at the time the Company or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(8)	Liens securing Debt or other obligations of the Company or a Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary;

(9)	Liens securing Hedging Agreements so long as such Hedging Agreements are with the lenders party to the Credit Agreement or their affiliates;

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(10)	Liens on accounts receivable and proceeds thereof arising in connection with a Permitted Receivables Financing; and

(11)	extensions, renewals or replacements of any Liens referred to in clauses (1), (2), (5), (6) or (7) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt,” the amount secured by such Lien is not increased.

“Public Equity Offering” means an underwritten primary public offering, after the Issue Date, of Qualified Stock of the Company pursuant to an effective registration statement under the Securities Act other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc. and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Restricted Subsidiary” means any Restricted Subsidiary, or group of Restricted Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date, other than a Subsidiary that would be a significant subsidiary solely by virtue of its ownership of Equity Interests of other Subsidiaries that are not Guarantors.

“Subordinated Debt” means any Debt of the Company or any Guarantor which is subordinated in right of payment to the Notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.

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“U.S. Government Obligations” means obligations that are issued or directly and fully guaranteed or insured by the United States government, or any agency or instrumentality thereof, the obligations of which are guaranteed as a full faith and credit obligation of such government.

“Unrestricted Subsidiary” means (1) any Securitization Subsidiary and (2) any other Subsidiary of the Company that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 8.10 hereof.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

SECTION 3.	Principal and Interest.

(a) The Company promises to pay the principal of this Note on December 15, 2014.

(b) The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth on the face of this Note, at the rate of 7% per annum (subject to adjustment as provided below).

(c) Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing June 15, 2005.

(d) The Company shall be required to pay Additional Amounts on the Notes upon the occurrence of the events specified herein.

(e) Interest on this Note will accrue from and including the most recent date on which interest has been paid on this Note or the Note surrendered in exchange for this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next Interest Payment Date, from such Interest Payment Date) or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(f) All references in the Indenture and the Notes to the payment of amounts based upon the principal amount of the Notes or of principal, premium, interest on any of the Notes shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g) The Company will pay interest on overdue principal, premium, if any, and interest at a rate per annum that is 1% in excess of 7%. Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company will send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

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SECTION 4.	Paying Agent and Registrar for the Notes; Notices.

(a) The Trustee will initially act as a Paying Agent and Security Registrar for the Notes. The Company may appoint other Paying Agents and Security Registrars instead of, or in addition to, the Trustee. So long as any Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a Paying Agent in Luxembourg. BNP Paribas Securities Services will initially act as Paying Agent in Luxembourg (the “Luxembourg Paying Agent”). Upon any change in any Paying Agent or Security Registrar, the Company shall publish a notice in a leading daily newspaper of general circulation in Luxembourg.

(b) The Company will use reasonable efforts to maintain a Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax, and will provide to the tax authorities of the other Member States details of payments of interest and other similar income, pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council Meeting of November 26–27, 2000 or any law implementing or complying with, or introduced in order to conform to, any such Directive.

(c) The Company shall cause notices with respect to global Notes to be published in a leading newspaper of general circulation in London. The Company shall cause notices with respect to certificated Notes to be mailed by first class mail to each Holder of a Note at its registered address. So long as any Notes are listed on the Luxembourg Stock Exchange and the rules and regulations of the Luxembourg Stock Exchange so require, any notice to the Holders will also be published in a leading daily newspaper of general circulation in Luxembourg.

SECTION 5.	Transfer and Exchange of the Notes; Book Entry; Delivery and Form.

(a) The global Notes will be deposited with BNP Paribas Securities Services, as common Depositary for Clearstream and Euroclear.

(b) A Holder may transfer or exchange Notes at the office designated by the Company for such purposes, which initially will be the Corporate Trust Office. For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, a Holder will also be able to transfer or exchange Notes at the offices of the Luxembourg Paying Agent (the “Luxembourg Transfer Agent”). The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in the form provided and as specified in the Indenture.

(c) The Trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of Notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of the Notes not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding Interest Payment Date, to register the transfer or exchange of any note on or after the Regular Record Date and before the date of redemption or purchase.

(d) No service charge will be imposed in connection with any transfer or exchange of any Note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

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(e) The Notes will be issued in registered form, without interest coupons, in a minimum denomination of €50,000 and additional €1,000 increments, and may be issued in the form of both global Notes and certificated Notes, as further provided below. Beneficial interests in the global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described herein or in the Indenture. Except in the limited circumstances described herein and in the Indenture, owners of beneficial interests in the global Notes will not be entitled to receive physical delivery of Notes in certificate form.

(f) If Euroclear and Clearstream notify the Company that they are unwilling or unable to continue as a clearing agency for global Notes and at least one successor clearing agency is not appointed by the Company within 90 days of such notice, or an Event of Default has occurred and the Trustee has received a request from Euroclear or Clearstream, the Trustee will exchange each beneficial interest in the global Notes for one or more certificated Notes registered in the name of the owner of such beneficial interest, as identified by Euroclear and Clearstream.

(g) In accordance with Luxembourg Stock Exchange rules, the Company has appointed BNP Paribas Securities Services as initial Luxembourg Paying Agent and initial Luxembourg Transfer Agent.

SECTION 6.	Optional Redemption.

Except as set forth in this Section 6, the Notes are not redeemable at the option of the Company.

6.01.	Optional Redemption.

At any time and from time to time on or after December 15, 2009, the Company may redeem the Notes, in whole or in part upon not less than 30 days or more than 60 days notice, at a Redemption Price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below.

Year	Percentage
2009	103.500%
2010	102.333%
2011	101.167%
2012 and thereafter	100.000%

6.02.	Redemption with Proceeds of Public Equity Offering.

At any time and from time to time prior to December 15, 2007, the Company may redeem Notes with the net cash proceeds received by the Company from any Public Equity Offering at a Redemption Price equal to 107% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued under the Indenture, provided that (x) in each case the redemption takes place not later than 60 days after the closing of the related Public Equity Offering, and (y) not less than

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€65,000,000 principal amount of Notes (excluding Notes held, directly or indirectly, by the Company or any of its Affiliates) remains outstanding immediately thereafter.

6.03.	Redemption for Changes Affecting Taxation.

(a) The Notes will be subject to redemption as a whole, but not in part, at the option of the Company at any time upon not less than 30 days or more than 60 days notice, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date, if the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of a change in laws (including any regulations promulgated thereunder) or in the interpretation or administration thereof, if such change is announced and becomes effective after the Issue Date and such obligation cannot be avoided by the use of reasonable measures available to the Company.

(b) Before the Company provides notice of redemption pursuant to this clause 6.03, it will be required to deliver an Officers’ Certificate to the Trustee to the effect that it cannot avoid such obligation to pay Additional Amounts by taking reasonable measures available to it and an Opinion of Counsel, which counsel is of recognized national standing in the applicable jurisdiction, stating that the Company will be obligated to pay Additional Amounts as a result of an event described above.

6.04.	Method and Effect of Redemption.

(a) If the Company elects to redeem Notes, it must notify the Trustee and each Paying Agent of the Redemption Date and the principal amount of Notes to be redeemed by delivering an Officers’ Certificate at least 60 days before the Redemption Date (unless a shorter period is satisfactory to the Trustee). If fewer than all of the Notes are being redeemed, the Officers’ Certificate must also specify a record date not less than 15 days after the date of the notice of redemption is given to the Trustee, and the Trustee will select the Notes to be redeemed in compliance with the applicable requirements of the Luxembourg Stock Exchange or other securities exchange, if any, on which the Notes are then listed, or, if the Notes are not then listed on any securities exchange (or the relevant securities exchange does not specify any manner of selection), the Trustee will select the Notes to be redeemed pro rata, by lot or by any other method the Trustee in its sole discretion deems fair and appropriate, in denominations of €1,000 principal amount and multiples thereof. The Trustee will notify the Company promptly of the Notes or portions of Notes to be called for redemption. Notice of redemption must be sent by the Company or at the Company’s request, by the Trustee in the name and at the expense of the Company, to Holders whose Notes are to be redeemed at least 30 days but not more than 60 days before the Redemption Date.

(b) The notice of redemption will identify the Notes to be redeemed and will include or state the following:

(1)	the Redemption Date;

(2)	the Redemption Price, including the portion thereof representing any accrued interest;

(3)	the place or places where Notes are to be surrendered for redemption;

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(4)	Notes called for redemption must be so surrendered in order to collect the Redemption Price;

(5)	on the Redemption Date the redemption price will become due and payable on Notes called for redemption, and interest on Notes called for redemption will cease to accrue on and after the Redemption Date;

(6)	if any Note is redeemed in part, on and after the Redemption Date, upon surrender of such Note, new Notes equal in principal amount to the unredeemed portion will be issued; and

(7)	if any Note contains a CUSIP, CINS, ISIN or Common Code number, no representation is being made as to the correctness of the CUSIP, CINS, ISIN or Common Code number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes.

(c) Once notice of redemption is sent to the Holders, Notes called for redemption become due and payable at the Redemption Price on the Redemption Date, and upon surrender of the Notes called for redemption, the Company shall redeem such Notes at the Redemption Price. Commencing on the Redemption Date, Notes redeemed will cease to accrue interest. Upon surrender of any Note redeemed in part, the Holder will receive a new Note equal in principal amount to the unredeemed portion of the surrendered Note.

SECTION 7.	Offer to Purchase.

(a) An “Offer to Purchase” means an offer by the Company to purchase Notes as required by the Indenture. An Offer to Purchase must be made by written offer (the “offer”) sent to the Holders. The Company will notify the Trustee and each Paying Agent at least 15 days (or such shorter period as is acceptable to the Trustee) prior to sending the offer to Holders of its obligation to make an Offer to Purchase, and the offer will be sent by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

(b) The offer must include or state the following as to the terms of the Offer to Purchase:

(1)	the provision of the Indenture pursuant to which the Offer to Purchase is being made;

(2)	the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Indenture) (the “purchase amount”);

(3)	the purchase price, including the portion thereof representing accrued interest;

(4)	an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer, and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date;

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(5)	information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable the Holders to make an informed decision with respect to the Offer to Purchase, at a minimum to include:

(A)	the most recent annual and quarterly financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the Company,

(B)	a description of material developments in the Company’s business subsequent to the date of the latest of the financial statements (including a description of the events requiring the Company to make the Offer to Purchase), and

(C)	if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase;

(6)	a Holder may tender all or any portion of its Notes, subject to the requirement that any portion of a Note tendered must be in a multiple of €1,000 principal amount;

(7)	the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(8)	each Holder electing to tender a Note pursuant to the offer will be required to surrender such Note at the place or places specified in the offer prior to the close of business on the expiration date (such Note being, if the Company or the Trustee so requires, duly endorsed or accompanied by a duly executed written instrument of transfer);

(9)	interest on any Note not tendered, or tendered but not purchased by the Company pursuant to the Offer to Purchase, will continue to accrue;

(10)	on the purchase date the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the purchase date;

(11)	Holders are entitled to withdraw Notes tendered by giving notice, which must be received by the Company or the Trustee not later than the close of business on the expiration date, setting forth the name of the Holder, the principal amount of the tendered Notes, the certificate number of the tendered Notes and a statement that the Holder is withdrawing all or a portion of the tender;

(12)	(i) if Notes in an aggregate principal amount less than or equal to the purchase amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company will purchase

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all such Notes, and (ii) if the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of €1,000 principal amount will be purchased and there will be minimum denominations of €50,000;

(13)	if any Note is purchased in part, new Notes equal in principal amount to the unpurchased portion of the Note will be issued; and

(14)	if any Note contains a CUSIP, CINS, ISIN or Common Code number, no representation is being made as to the correctness of the CUSIP, CINS, ISIN or Common Code number either as printed on the Notes or as contained in the offer and that the Holder should rely only on the other identification numbers printed on the Notes.

(c) Prior to the purchase date, the Company will accept tendered Notes for purchase as required by the Offer to Purchase and deliver to the Trustee all Notes so accepted together with an Officers’ Certificate specifying which Notes have been accepted for purchase. On the purchase date the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the purchase date. The Trustee will promptly return to Holders any Notes not accepted for purchase and send to Holders new Notes equal in principal amount to any unpurchased portion of any Notes accepted for purchase in part.

(d) The Company will comply with Rule 14e-1 under the Exchange Act and all other applicable laws and regulations, including any applicable requirements of the Luxembourg Stock Exchange, in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

(e) The Company will timely repay Debt or obtain consents as necessary under, or terminate, any agreements or instruments that would otherwise prohibit an Offer to Purchase required to be made pursuant to the Notes and the Indenture.

SECTION 8.	Covenants.

In addition to the covenants contained in Article 10 of the Indenture, the Company shall also be subject to the following additional covenants.

8.01.	Limitation on Debt.

(a) The Company

(1)	will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and

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(2)	will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries held by the Company or a Wholly Owned Restricted Subsidiary, so long as it is so held);

provided that the Company or any Guarantor may Incur Debt or Disqualified Stock and any Restricted Subsidiary may Incur Eligible Debt if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.0 to 1.

(b) Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(1)	(x) Debt of the Company or any Restricted Subsidiary pursuant to the Credit Agreement; provided that the aggregate principal amount at any time outstanding under the Credit Agreement does not exceed $250.0 million, less the aggregate amount of all principal payments made from time to time after the Issue Date in respect of Debt under the Credit Agreement (but, in the case of Debt under a revolving credit facility, only to the extent the commitment thereunder is reduced in connection therewith) other than principal payments made from the proceeds of any Incurrence of Debt refinancing thereof, and (y) Guarantees of such Debt by such Persons;

(2)	Debt of the Company or any Restricted Subsidiary (“inter-company debt”) to the Company or any Wholly Owned Restricted Subsidiary so long as such Debt continues to be owed to the Company or a Wholly Owned Restricted Subsidiary and which, if the obligor is the Company or a Guarantor, is subordinated in right of payment to the Notes (unless (a) the inter-company debt was funded with proceeds of Debt (other than Subordinated Debt) borrowed by the obligee from a Person that is not an Affiliate of the Company (the “third-party lender”), which Debt was permitted to be incurred under any other provision of this covenant and (b) the obligor of the inter-company debt would have been permitted to Guarantee the Debt owed to the third-party lender pursuant to another provision of this covenant, in which case such Debt need not be subordinated in right of payment to the Notes);

(3)	Debt of the Company pursuant to the Notes (other than Additional Notes) and Debt of any Guarantor pursuant to a Note Guaranty of the Notes (including Additional Notes);

(4)

Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of

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this clause, “refinance”) then outstanding Debt in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

(A)	in case the Notes are refinanced in part or the Debt to be refinanced is pari passu with the Notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes,

(B)	in case the Debt to be refinanced is subordinated in right of payment to the Notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Debt to be refinanced is subordinated to the Notes,

(C)	the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,

(D)	in no event may Debt of the Company be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary of the Company that is not a Guarantor and in no event may Debt of any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor, and

(E)	Debt Incurred pursuant to clauses (1), (2), (5), (6), (10), (11) and (12) may not be refinanced pursuant to this clause (4);

(5)	Hedging Agreements of the Company or any Restricted Subsidiary entered into in the ordinary course of business for the purpose of limiting risks associated with the business of the Company and its Restricted Subsidiaries and not for speculation;

(6)	Debt of the Company or any Restricted Subsidiary with respect to letters of credit and bankers’ acceptances issued in the ordinary course of business and not supporting Debt, including letters of credit supporting performance, surety or appeal bonds or indemnification, adjustment of purchase price or similar obligations incurred in connection with the acquisition or disposition of any business or assets;

(7)	Acquired Debt, provided that after giving effect to the Incurrence thereof, the Company could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio in clause (a) above;

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(8)	Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of clause (4)(E), not otherwise constituting Permitted Debt);

(9)	Debt of the Company or any Restricted Subsidiary, which may include Capital Leases, Incurred on or after the Issue Date and no later than 180 days after the date of purchase or completion of construction or improvement of property for the purpose of financing all or any part of the purchase price or cost of construction or improvement, provided that the principal amount of any Debt Incurred pursuant to this clause at any time outstanding may not exceed (a) $25.0 million less (b) the aggregate outstanding principal amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause (9);

(10)	Debt of the Company or any Guarantor consisting of Guarantees of Debt of the Company or any Restricted Subsidiary Incurred under any other clause of this covenant;

(11)	Debt that is Guaranteed by a letter of credit or other Debt Incurred under the Credit Agreement pursuant to clause (1) above so long as such Debt is so Guaranteed; and

(12)	Debt of the Company or any Restricted Subsidiary not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed $40.0 million.

(c) Notwithstanding anything to the contrary in this covenant, the maximum amount of Debt that the Company and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Debt, solely as a result of fluctuations in the exchange rate of currencies.

8.02.	Limitation on Restricted Payments.

(a) the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

(1)	declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries;

(2)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries;

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(3)	repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity; or

(4)	make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1)	no Default has occurred and is continuing,

(2)	the Company could Incur at least $1.00 of Debt under the Fixed Coverage Ratio set forth in clause (a) under Section 8.01 hereof and

(3)	the aggregate amount expended for all Restricted Payments made on or after October 1, 2001 would not, subject to clause (c), exceed the sum of

(A)	50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on October 1, 2001 and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available, plus

(B)	subject to clause (c) of this subsection 8.02, the aggregate net cash proceeds received by the Company (other than from a Subsidiary and other than from an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees) after October 1, 2001 from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company, plus

(C)	an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x)	the cash return, after October 1, 2001, on Investments in an Unrestricted Subsidiary made after October 1, 2001 pursuant to this clause (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(y)

the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary,

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not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after October 1, 2001 by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this clause (a), plus

(D)	the cash return, after October 1, 2001, on any other Investment made after the October 1, 2001 pursuant to this clause (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made.

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution.

(b) The foregoing will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with clause (a);

(2)	dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(3)	the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(4)	the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Company;

(5)	the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Company;

(6)	any Investment made in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Company;

(7)	the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company (x) held by officers, directors or employees or

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former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued or (y) which are or are intended to be used to satisfy issuances of Equity Interests upon exercise of employee or director stock options or upon exercise or satisfaction of other similar instruments outstanding under employee or director benefit plans of the Company or any Subsidiary of the Company; provided that (i) the aggregate cash consideration paid therefor in any twelve-month period does not exceed an aggregate amount of $5.0 million and (ii) no Default has occurred and is continuing or would occur as a result thereof; or

(8)	any other Restricted Payment that, together with all other Restricted Payments made pursuant to this clause (8) on or after October 1, 2001, does not exceed $25.0 million; provided no Default has occurred and is continuing or would occur as a result thereof.

(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of clause (a) only to the extent they are not applied as described in clause (4), (5) or (6) of clause (b). Restricted Payments permitted pursuant to clause (3), (4), (5) or (6) of clause (b) will not be included in making the calculations under clause (3) of clause (a).

8.03.	Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, to secure Debt or other obligations that are pari passu with or subordinated in right of payment to the Notes or the Note Guaranties, other than Permitted Liens, without effectively providing that the Notes or any Note Guaranty are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the Notes or any Note Guaranty, prior to) the obligations so secured for so long as such obligations are so secured.

8.04.	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Except as provided in clause (b), the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

(1)	pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,

(2)	pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary,

(3)	make loans or advances to the Company or any other Restricted Subsidiary, or

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(4)	transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) The provisions of clause (a) do not apply to any encumbrances or restrictions

(1)	existing on the Issue Date in the Credit Agreement, the Indenture or any other agreements in effect on the Issue Date, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the holders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(2)	existing

(A)	with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary, or

(B)	with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any extensions, renewals, replacements or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the holders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(3)	of the type described in clause (a)(4) arising or agreed to in the ordinary course of business (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (B) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Company or any Restricted Subsidiary;

(4)	with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by Sections 8.05 and 8.15 hereof;

(5)	with respect to a Restricted Subsidiary and imposed pursuant to a customary provision in a joint venture or other similar agreement with respect to such Restricted Subsidiary that was entered into in the ordinary course of business;

(6)	under applicable law or regulations; or

(7)	required pursuant to the Notes or the Indenture.

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8.05	Limitation on Sale or Issuance of Equity Interests of Restricted Subsidiaries.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any Equity Interests of a Restricted Subsidiary unless

(1)	the sale or issuance is to the Company or a Wholly Owned Restricted Subsidiary, or

(2)	the sale or issuance is of Capital Stock representing directors’ qualifying shares or Capital Stock required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary, or

(3)	if, after giving effect to the sale or issuance, the Restricted Subsidiary would no longer be a Restricted Subsidiary, all remaining Investments of the Company and the Restricted Subsidiaries in such Person are permitted under Section 8.02 hereof and the Company complies with Sections 8.15 with respect to the sale or issuance, or

(4)	the sale or issuance is of Disqualified Stock of a Guarantor permitted under Section 8.01 hereof.

8.06	Guaranties by Restricted Subsidiaries.

(a) The Company may at its option cause a Restricted Subsidiary to provide a Note Guaranty pursuant to Section 14 hereof. Pursuant to the Note Guaranties, the Guarantors, if any, will unconditionally guarantee, jointly and severally, the obligations of the Company pursuant to the Notes, including any repurchase obligation resulting from a Change of Control, on a senior subordinated basis.

(b) No Guarantor will be permitted to (x) consolidate with or merge with or into any Person, or (y) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or (z) permit any Person to merge with or into the Guarantor, unless,

(1)	the other Person is the Company or any Wholly Owned Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(2)	(A) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental Indenture all of the obligations of the Guarantor under its Note Guaranty; and

(B)	immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(3)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or

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substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture.

8.07	Limitation on Accounts Receivables Facilities.

The Company and its Restricted Subsidiaries may sell, transfer or otherwise dispose of accounts receivable to a Securitization Subsidiary; provided that:

(1)	the sale, transfer or other disposition is in connection with a Permitted Receivables Financing; and

(2)	the aggregate consideration received in each such sale, transfer or other disposition is at least equal to the fair market value of the receivables sold.

8.08	Limitation on Transactions with Affiliates.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Company or any Restricted Subsidiary (a “Related Party Transaction”), except upon fair and reasonable terms no less favorable to the Company or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $5.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution delivered to the Trustee. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $25.0 million, the Company must in addition obtain and deliver to the Trustee a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view.

(c) The foregoing clauses do not apply to:

(1)	any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

(2)	the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

(3)	any Restricted Payment of a type described in clause (a) (1) or (a)(2) of Section 8.02 hereof if permitted by that section;

(4)	transactions or payments pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business;

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(5)	transactions pursuant to any contract or agreement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Company and its Restricted Subsidiaries than those in effect on the Issue Date;

(6)	sales of accounts receivable to a Securitization Subsidiary as part of a Permitted Receivables Financing; or

(7)	transactions with a Person that is an Affiliate of the Company (other than an Unrestricted Subsidiary) solely because the Company, directly or through a Restricted Subsidiary, owns an Equity Interest in, or controls, such Person.

8.09	Line of Business.

The Company will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than a Permitted Business, except to an extent that so doing would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

8.10	Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default:

(1)	Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary or hold any Debt of, or any Lien on any property of, the Company or any Restricted Subsidiary.

(2)	At the time of the designation, the designation would be permitted under Section 8.02 hereof.

(3)	To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under Sections 8.01 and 8.02 hereof.

(4)	The Subsidiary is not party to any transaction or arrangement with the Company or any Restricted Subsidiary that would not be permitted under Section 8.08 hereof.

(5)	Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by Sections 8.01 and 8.02 hereof.

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Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to clause (b).

(b) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(1)	all existing Investments of the Company and the Restricted Subsidiaries therein will be deemed made at that time;

(2)	all existing Capital Stock or Debt of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Company or a Restricted Subsidiary held by it will be deemed incurred at that time;

(3)	all existing transactions between it and the Company or any Restricted Subsidiary will be deemed entered into at that time;

(4)	it is released at that time from its Note Guaranty, if any; and

(5)	it will cease to be subject to the provisions of the Indenture as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming a Restricted Subsidiary,

(1)	all of its Debt, Disqualified Stock and Preferred Stock will be deemed Incurred at that time for purposes of Section 8.01 hereof but will not be considered the sale or issuance of Equity Interests for purposes of Section 8.05 or 8.15 hereof.

(2)	Investments therein previously charged under Section 8.02 hereof will be credited thereunder; and

(3)	it will thenceforward be subject to the provisions of the Indenture as a Restricted Subsidiary.

(e) Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing provisions.

8.11	Anti-Layering.

Neither the Company nor any Guarantor may Incur Debt that is subordinate in right of payment to Senior Debt of the Company or the Guarantor unless such Debt is pari passu with, or subordinated in right of payment to, the Notes or the relevant Note Guaranty. This does not

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apply to distinctions between categories of Debt that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Debt.

8.12	Financial Reports.

(a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must file with the Commission within the time periods specified in the Commission’s rules and regulations and, promptly thereafter, provide the Trustee and the Holders, with

(1)	all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

(b) In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request. For so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange require, copies of such information will also be available during normal business hours at the office of BNP Paribas Securities Services in Luxembourg. If the Company had any Unrestricted Subsidiaries during the relevant period, the Company will also provide to the Trustee and the Holders information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, accounting for the Unrestricted Subsidiaries under the equity method of accounting.

8.13	Reports to Trustee.

The Company will deliver to the Trustee (x) within 120 days after the end of each fiscal year a certificate stating that the Company has fulfilled its obligations under the Indenture or, if there has been a Default, specifying the Default and its nature and status; and (y) as soon as possible and in any event within 30 days after the Company becomes aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Company proposes to take with respect thereto.

8.14.	Repurchase of Notes upon Change of Control.

(a) Not later than 30 days following a Change of Control, the Company will make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.

(b) The Company will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Company and purchases all of the Notes properly tendered and not withdrawn under the Offer to Purchase.

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8.15.	Asset Sales.

The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(a) The Asset Sale is for fair market value, as determined in good faith by an Officer of the Company or, if the fair market value of the assets subject to such Asset Sale is in excess of $25.0 million, by the Board of Directors.

(b) At least 75% of the consideration consists of (x) cash or Cash Equivalents received at closing, or (y) substantially all of the assets of a facility, company, division or line of business engaged in a Permitted Business, a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business or other long-term assets (other than securities) used in a Permitted Business (“Additional Assets”). For purposes of this clause (b), the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of the Company or a Restricted Subsidiary pursuant to a customary novation agreement, and instruments or securities received from the purchaser that are promptly, but in any event within 30 days of the closing, converted by the Company to cash, to the extent of the cash actually so received, shall be considered cash received at closing.

(c) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds from the Asset Sale may be used

(1)	to permanently repay Senior Debt of the Company or a Guarantor or any Debt of a Restricted Subsidiary that is not a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), in each case owing to a Person other than the Company or any of its Affiliates, or

(2)	to (i) acquire Additional Assets or (ii) enter into a binding commitment for any such acquisition or expenditure (provided that the acquisition or expenditure covered by such binding commitment is made within 180 days after the expiration of the aforementioned 360 day period).

Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving Debt under the Credit Agreement or otherwise invest the Net Cash Proceeds in any manner not prohibited by the Indenture.

(d) The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (c) within the time periods specified in clause (c) constitute “Excess Proceeds.” Excess Proceeds of less than $10.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds $10.0 million, the Company must, within 30 days, make an Offer to Purchase Notes having a principal amount equal to:

(1)	accumulated Excess Proceeds, multiplied by

(2)	a fraction (x) the numerator of which is equal to the outstanding principal amount of the Notes and (y) the denominator of which is equal to the outstanding principal amount of the Notes and all pari passu Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest €1,000.

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(e) The purchase price for the Notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of €1,000 principal amount will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the Notes or the Indenture.

8.16	Additional Amounts.

(a) All payments by the Company or any Guarantor in respect of the Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or on behalf of the United States of America or any jurisdiction in which the Company or any Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein having power to tax (each, a “Taxing Authority”), unless the withholding or deduction is then required by law. In such event, the Company or such Guarantor will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted. However, the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes which would not have been so imposed but for the existence of any present or former connection between such Holder and the relevant Taxing Authority (other than the mere ownership or holding of a Note or enforcement of rights thereunder or receipt of payments in respect thereof);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; or

(3)	any Taxes payable otherwise than by deduction or withholding from payments of principal, premium, interest on such Note.

(b) Additional Amounts will also not be paid:

(1)	if, where presentation is required, the payment could have been made without such deduction or withholding (a) if made by or through another Paying Agent or (b) if the Holder had presented the Note for payment within 30 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts if it had presented such Note for payment on the last day of such period of 30 days;

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(2)	if the payment could have been made without such deduction or withholding had the Holder of the Note or, if different, the beneficiary of the payment, provided the Company or any other Person through whom payment may be made information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such Holder or beneficiary which is required or imposed by a treaty, statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax (including, without limitation, a Holder’s failure to comply with the request to provide a properly completed Form W-9, Form W-8BEN or Form W-8IMY (along with underlying Forms W-8BEN or W-9 from each beneficial owner)), as applicable;

(3)	to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of the Note;

(4)	to any Holder that is or was a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision;

(5)	to any Holder that is a bank receiving interest described in Section 881(c)(3)(A) of the Code; or

(6)	for withholding or deduction imposed on a payment to an individual and is (a) required to be made pursuant to European Council Directive 2003/48/EC or any other Directive on taxation of savings implementing the conclusions of the ECOFIN Council Meeting of November 26-27, 2000 or any law implementing or complying with, or introduced to conform with, any such Directive; or (b) presented for payment by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Note or coupon to another Paying Agent in a member state of the EU.

(c) The foregoing provisions shall survive any termination, discharge or defeasance of the Indenture or the Notes.

(d) The Company or the Guarantor, as applicable, will make such withholding or deduction and remit the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable law.

(e) If the Company or any Guarantor will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the Note Guaranties, if any, the Company will deliver to the Trustee an Officers’ Certificate stating that Additional Amounts will

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be payable, the amount payable, and any other information necessary to enable the Trustee and the Paying Agents to pay the Additional Amounts to Holders on the payment date. Such notice shall be delivered at least 30 days prior to the date when such Additional Amounts are to be paid or, if the obligation arises thereafter, promptly after the obligation arises.

8.17.	Payment of Taxes and Other Claims.

The Company will pay or discharge, and cause each of its Restricted Subsidiaries to pay or discharge before the same become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or its income or profits or property, and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any Restricted Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

8.18.	Maintenance of Properties and Insurance.

(a) The Company will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Company may be necessary so that the business of the Company and its Restricted Subsidiaries may be properly and advantageously conducted at all times; provided that nothing in this Section 8.18 prevents the Company or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.

(b) The Company will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which the Company and its Restricted Subsidiaries are then conducting business.

SECTION 9.	Consolidation, Merger and Sale of Assets

With respect to the Notes only, this Section 9 shall replace in its entirety and supersede Article 8 of the Indenture.

(a) The Company will not (x) consolidate with or merge with or into any Person, or (y) sell, convey, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or (z) permit any Person to merge with or into the Company, unless:

(1)

either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly

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assumes by supplemental Indenture all of the obligations of the Company under the Indenture and the Notes;

(2)	immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3)	immediately after giving effect to the transaction on a pro forma basis, the Company or the resulting, surviving or transferee Person could Incur at least $1.00 of Debt under clause (a) of Section 8.01 hereof; and

(4)	the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental Indenture (if any) comply with the Indenture;

provided, that clause (a)(3) above does not apply (i) to the consolidation or merger of the Company with or into a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into the Company or (ii) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company.

(b) For purposes of this covenant, the sale, conveyance, transfer or other disposition (including by way of merger or consolidation) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of the Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) The Company shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(d) Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such successor Person had been named as the Company in the Indenture. Upon such substitution, unless the successor is one or more of the Company’s Subsidiaries, the Company will be released from its obligations under the Indenture and the Notes.

SECTION 10. Defaults and Remedies.

10.01	Events of Default.

With respect to the Notes only, this Section 10.01 shall replace in its entirety and supersede Section 501 of the Indenture. An “Event of Default” occurs if:

(1)	the Company defaults in the payment of the principal of any Note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase), whether or not the payment is prohibited under Section 13 hereof;

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(2)	the Company defaults in the payment of interest (including any Additional Amounts) on any Note when the same becomes due and payable, and the default continues for a period of 30 days, whether or not the payment is prohibited under Section 13 hereof;

(3)	the Company fails to make an Offer to Purchase and thereafter accept and pay for Notes tendered when and as required pursuant to Section 8.14 or 8.15 hereof (whether or not payment therefor is prohibited under Section 13 hereof), or the Company fails to comply with the provisions of Section 9 hereof;

(4)	the Company or any of its Restricted Subsidiaries defaults in the performance of or breaches any of the covenants described under Section 8 hereof and the default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of more than 25% in aggregate principal amount of the Notes;

(5)	the Company or any of its Restricted Subsidiaries defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes and the default or breach continues for a period of 60 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes;

(6)	there occurs with respect to any Debt of the Company or any of its Restricted Subsidiaries having an outstanding principal amount of $20.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that has caused the holder thereof to declare such Debt to be due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(7)	one or more final judgments or orders for the payment of money are rendered against the Company or any of its Significant Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20.0 million (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(8)

an involuntary case or other proceeding is commenced against the Company or any Significant Restricted Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other

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similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company or any Significant Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(9)	the Company or any of its Significant Restricted Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Restricted Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Restricted Subsidiaries or (iii) effects any general assignment for the benefit of creditors (an event of default specified in clause (8) or (9) a “bankruptcy default”); or

(10)	any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty.

10.02	Acceleration

With respect to the Notes only, this Section 10.02 shall replace in its entirety and supersede the first paragraph of Section 502 of the Indenture.

If an Event of Default, other than a bankruptcy default with respect to the Company, occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become due and payable upon the earlier of (1) the 5th day after notice thereof has been given to holders of Designated Senior Debt and (2) an acceleration of any Designated Senior Debt. If a bankruptcy default occurs with respect to the Company, the principal of and accrued interest on the Notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Company or the Trustee will promptly notify the holders of Designated Senior Debt of any declaration of acceleration of the Notes.

SECTION 11.	Amendment and Waiver.

11.01	Amendments Without Consent of Holders; Consent of Holders of Senior Debt Needed to Amend Subordination Provisions.

With respect to the Notes only, this Section 11.01 shall replace in its entirety and supersede Section 901 of the Indenture.

(a) The Company and the Trustee may amend or supplement the Indenture or the Notes without notice to or the consent of any Holder,

(1)	to cure any ambiguity, defect or inconsistency in the Indenture or the Notes;

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(2)	to comply with the provisions described under Section 9 hereof.

(3)	to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of an appointment by a successor Trustee;

(5)	to provide for uncertificated Notes in addition to or in place of certificated Notes, provided that the uncertified Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(6)	to provide for any Guarantee of the Notes, to secure the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by the Indenture;

(7)	to provide for or confirm the issuance of Additional Notes;

(8)	to make any change in the provisions described under Section 13 hereof that would limit or terminate the benefits available to any holder of Senior Debt thereunder; or

(9)	to make any other change that does not materially and adversely affect the rights of any Holder.

(b) An amendment may not effect any change that adversely affects the rights of any holder of Senior Debt then outstanding under the provisions described under Section 13 hereof unless such holder of Senior Debt, or a representative for such holder, consents to such change.

11.02	Amendments With Consent of Holders.

With respect to the Notes only, this Section 11.02 shall replace in its entirety and supersede Section 902 of the Indenture.

(a) Except as otherwise provided in clause (b) of this subsection 11.02 and Section 513 of the Indenture, the Company and the Trustee may amend the Notes with the written consent of the Holders of a majority in principal amount of the outstanding Notes and the Holders of a majority in principal amount of the outstanding Notes may waive future compliance by the Company or any of its Restricted Subsidiaries with any provision of the Indenture or the Notes.

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(b) Notwithstanding the provisions of the preceding clause (a), without the consent of each Holder affected, an amendment or waiver may not:

(1)	reduce the principal amount of or change the Stated Maturity of any installment of principal of any Note;

(2)	reduce the rate of or change the Stated Maturity of any interest payment on any Note;

(3)	reduce the amount payable upon the redemption of any Note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any Note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed;

(4)	after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any Holder of Notes to receive any principal payment or interest payment on such holder’s Notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment;

(7)	make any change in the percentage of the principal amount of the Notes required for amendments or waivers;

(8)	modify or change any provision of the Indenture or the Notes affecting the ranking of the Notes or any Note Guaranty in a manner adverse to the Holders of the Notes;

(9)	make any change in any Note Guaranty that would adversely affect the Holders; or

(10)	make any change in the provisions of the Indenture described under Section 8.16 hereof that adversely affects the rights of any Holder or amend the terms of the Notes or the Indenture in a way that would result in the loss of an exemption from any of the taxes described thereunder.

(c) It is not necessary for Holders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

(d) Neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend such

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term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

SECTION 12.	Discharge and Defeasance.

12.01.	Discharge of Company’s Obligations.

With respect to the Notes only, this Section 12.01 shall replace in its entirety and supersede Article 4 of the Indenture.

(a) Subject to clause (b) of this Section 12.01, the Company’s obligations under the Notes and the Indenture, and each Guarantor’s obligations under its Note Guaranty, will terminate if:

(1)	all Notes previously authenticated and delivered (other than (i) destroyed, lost or stolen Notes that have been replaced or (ii) Notes that are paid pursuant to Section 1001 of the Indenture or clause (a)(2) hereof or (iii) Notes for whose payment money or Government Obligations have been held in trust and then repaid to the Company pursuant to Section 12.05) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder; or

(2)	(A) the Notes mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption,

(B)	the Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders, cash in Euro or Euro-denominated Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder,

(C)	no Default has occurred and is continuing on the date of the deposit,

(D)	the deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound, and

(E)	the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of the Indenture have been complied with.

(b) After satisfying the conditions in clause (a)(1), only the Company’s obligations under Section 607 of the Indenture and Section 8.16 herein will survive. After satisfying the conditions in clause (a)(2), only the Company’s obligations in Article 2 and Sections 607, 610, 611, 1001 and 1002 of the Indenture and Sections 8.16, 12.05 and 12.06 herein will survive. In either case, the Trustee upon request will acknowledge in writing the discharge of the Company’s obligations under the Notes and the Indenture other than the surviving obligations.

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12.02. Legal Defeasance.

After the 123rd day following the deposit referred to in clause (1) of this Section 12.02, the Company will be deemed to have paid and will be discharged from its obligations in respect of the Notes and the Indenture, other than its obligations in Article 2 and Sections 607, 610, 611, 1001 and 1002 of the Indenture and Sections 8.16, 12.05 and 12.06 herein, and each Guarantor’s obligations under its Note Guaranty will terminate, provided the following conditions have been satisfied:

(1)	The Company has irrevocably deposited in trust with the Trustee, as trust funds solely for the benefit of the Holders, cash in Euro or Euro-denominated Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate thereof delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, provided that any redemption before maturity has been irrevocably provided for under arrangements satisfactory to the Trustee.

(2)	No Default has occurred and is continuing on the date of the deposit or occurs at any time during the 123-day period following the deposit.

(3)	The deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound.

(4)	The Company has delivered to the Trustee:

(A)	either (x) a ruling received from the Internal Revenue Service to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case or (y) an Opinion of Counsel, based on a change in law after the Issue Date, to the same effect as the ruling described in clause (x), and

(B)	an Opinion of Counsel to the effect that (i) the creation of the defeasance trust does not violate the Investment Company Act of 1940, (ii) the Holders have a valid first priority Note interest in the trust funds (subject to customary exceptions), and (iii) after the passage of 123 days following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law.

(5)	If the Notes are listed on the Luxembourg Stock Exchange or any other securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the deposit and defeasance will not cause the Notes to be delisted.

(6)	The Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance have been complied with.

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Prior to the end of the 123-day period, none of the Company’s obligations under the Indenture will be discharged. Thereafter, the Trustee upon request will acknowledge in writing the discharge of the Company’s obligations under the Notes and the Indenture except for the surviving obligations specified above.

12.03.	Covenant Defeasance.

After the 123rd day following the deposit referred to in clause (1) of Section 12.02, the Company’s obligations set forth in Sections 8.1 through 8.11 inclusive, Sections 8.14, 8.15, 8.17 and 8.18 and clause (3) of Section 9(a) herein, and each Guarantor’s obligations under its Note Guaranty, will terminate, and clauses (6), (7) and (10) of Section 10.1 herein will no longer constitute Events of Default, provided the following conditions have been satisfied:

(1)	The Company has complied with clauses (1), (2), (3), (4)(B), (5) and (6) of Section 12.02 herein; and

(2)	the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. Except as specifically stated above, none of the Company’s obligations under the Indenture will be discharged.

12.04.	Application of Trust Money.

Subject to Section 12.05 herein, the Trustee will hold in trust the money, Government Obligations deposited with it pursuant to Section 12.01, 12.02 or 12.03 herein, and apply the deposited money and the proceeds from deposited Government Obligations to the payment of principal of and interest on the Notes in accordance with the Notes and the Indenture. Such money, Government Obligations need not be segregated from other funds except to the extent required by law.

12.05.	Repayment to Company.

Subject to Section 607 of the Indenture and Sections 12.01, 12.02 and 12.03 herein, the Trustee will promptly pay to the Company upon request any excess money held by the Trustee at any time and thereupon be relieved from all liability with respect to such money. The Trustee will pay to the Company upon request any money held for payment with respect to the Notes that remains unclaimed for two years, provided that before making such payment the Trustee may at the expense of the Company publish once in a newspaper of general circulation in Luxembourg, or send to each Holder entitled to such money, notice that the money remains unclaimed and that after a date specified in the notice (at least 30 days after the date of the publication or notice) any remaining unclaimed balance of money will be repaid to the Company. After payment to the Company, Holders entitled to such money must look solely to the Company for payment, unless applicable law designates another Person, and all liability of the Trustee with respect to such money will cease.

12.06.	Reinstatement.

If and for so long as the Trustee is unable to apply any money, Government Obligations held in trust pursuant to Section 12.01, 12.02 or 12.03 herein by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining,

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restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Notes will be reinstated as though no such deposit in trust had been made. If the Company makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, it will be subrogated to the rights of the Holders of such Notes to receive such payment from the money, Government Obligations held in trust.

SECTION 13.	Subordination.

With respect to the Notes only, this Section 13 shall replace in its entirety and supersede Article 14 of the Indenture. The provisions of this Sections 13, as written, define the subordination of the Notes, as obligations of the Company, with respect to Senior Debt of the Company and Permitted Junior Securities, as defined for the Company, only. All such provisions shall also be deemed to apply in the same way (mutatis mutandis) to each Guarantor, if any, and its Note Guaranty, with appropriate corresponding references to the Senior Debt of, and Permitted Junior Securities with respect to, such Guarantor.

13.01.	Agreement to Subordinate.

The debt evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided herein, to the prior payment of all Senior Debt. The subordination provisions are for the benefit of and enforceable by the holders of Senior Debt.

13.02.	Liquidation, Dissolution, Bankruptcy.

Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(1)	holders of Senior Debt are entitled to receive payment in full in cash of all Obligations in respect of Senior Debt (only such payment constituting “payment in full”) before holders will be entitled to receive any payment of principal of or interest on the Notes; and

(2)	until the Senior Debt is paid in full, any distribution to which holders would be entitled but for these subordination provisions shall instead be made to holders of Senior Debt as their interests may appear.

13.03.	Default on Designated Senior Debt.

(a) The Company shall not pay the principal of or interest on the Notes or make any deposit pursuant to Section 12 hereof and shall not repurchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if at the time any Designated Senior Debt has not been paid when due, whether at maturity, upon redemption or mandatory repurchase, acceleration, or otherwise, and the default has not been cured or waived.

(b) During the continuance of any other default with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further

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notice (except any notice that may be required to effect acceleration) or upon the expiration of a grace period, the Company may not pay the Notes for a period (a “Payment Blockage Period”):

(1)	commencing upon the receipt by the Company and the Trustee of written notice of default from the holders of any Designated Senior Debt specifying an election to effect a Payment Blockage Period (a “Blockage Notice”) and

(2)	ending 179 days thereafter (or earlier if the Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person who gave the Blockage Notice, (ii) by repayment in full of such Senior Debt or (iii) because the default giving rise to the Blockage Notice is no longer continuing).

Subject to the preceding clause (a), unless the holders of such Senior Debt have accelerated the maturity of such Senior Debt, the Company may resume payments on the Notes after the Payment Blockage Period.

(c) Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Debt during such period. No default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Debt whose holders initiated the Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period by the holders of such Senior Debt, whether or not within a period of 360 consecutive days, unless the default has been cured or waived for a period of not less than 90 consecutive days.

13.04.	When Distribution Must Be Paid Over.

If a payment or other distribution is made to Holders that because of these subordination provisions should not have been made to them, the Holders that receive the distribution shall hold it in trust for holders of Senior Debt and pay it over to them as their interests may appear.

13.05.	Subrogation.

A distribution made under these subordination provisions to holders of Senior Debt which otherwise would have been made to Holders is not, as between the Company and the Holders, a payment by the Company on Senior Debt. After all Senior Debt is paid in full and until the Notes are paid in full, Holders will be subrogated to the rights of holders of Senior Debt to receive payments in respect of Senior Debt.

13.06.	Relative Rights; Subordination Not to Prevent Events of Default or Limit Right to Accelerate.

These subordination provisions define the relative rights of Holders and holders of Senior Debt and do not impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms. The failure to make a payment pursuant to the Notes by reason of these subordination provisions does not prevent the occurrence of a Default, nor do these subordination provisions have any effect on the right of the Holders or the Trustee to accelerate the Maturity of the Notes upon an Event of Default or prevent the Trustee or any Holder from

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exercising its available remedies upon a Default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to Holders.

13.07.	Subordination May Not Be Impaired by Company.

No right of any holder of Senior Debt to enforce the subordination of the Notes will be impaired by any act or failure to act by the Company or by its failure to comply with the Indenture.

13.08.	Rights of Trustee.

(a) The Trustee may continue to make payments on the Notes and will not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than five Business Days prior to the date of such payment, the Trustee receives written notice satisfactory to it from the Company or a holder of Senior Debt that payments may not be made under Section 13 hereof.

(b) The Trustee in its individual or any other capacity may hold Senior Debt with the same rights, including rights under Section 13 hereof, it would have if it were not Trustee. Nothing in Section 13 hereof applies to claims of, or payments to, the Trustee under or pursuant to Section 607 of the Indenture or any other section of the Indenture or hereof.

13.09.	Distributions and Notices to, and Notices and Consents by, Representatives of Holders of Senior Debt.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their representative (if any). If there is a representative acting for the holders of any Senior Debt pursuant to the agreements governing such Senior Debt, notices or consents under the Indenture from holders of such Senior Debt may be given only by their representative.

13.10.	Trust Moneys Not Subordinated; Payments in Permitted Junior Securities.

(a) Notwithstanding anything to the contrary, (x) payments from money or Government Obligations held by the Trustee in trust under Section 12 hereof (after passage of the 123-day period referred to therein, if relevant) and (y) distributions to Holders in the form of Permitted Junior Securities of the Company are not subordinated to the prior payment of any Senior Debt or otherwise subject to these subordination provisions, and none of the Holders will be obligated to pay over any such payments or distributions to any holder of Senior Debt.

(b) All of the provisions of this Section 13 regarding the subordination of the Notes, as obligations of the Company, to the Senior Debt of the Company apply in the same way to each Guarantor, if any, and its Note Guaranty, with appropriate corresponding references to the Senior Debt of, and Permitted Junior Securities with respect to, such Guarantor.

13.11.	Trustee Entitled to Rely.

For the purpose of ascertaining the outstanding amount of Senior Debt, the holders thereof, and all other information relevant to making any payment or distribution to holders of Senior Debt pursuant to Section 13 hereof, the Trustee and the Holders are entitled to rely upon an order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 13.02 herein are pending, a certificate of the liquidating trustee or other Person making a payment or distribution to the Trustee or to the Holders, or information

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provided by the holders of Senior Debt. The Trustee may defer any payment or distribution pending receipt of evidence or instructions satisfactory to it or a judicial determination regarding the rights of parties to receive the payment or distribution.

13.12.	Trustee to Effectuate Subordination.

Each Holder by accepting a Note authorizes and directs the Trustee on behalf of the Holder to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Debt as provided in Section 13 hereof and appoints the Trustee as attorney-in-fact for any and all such purposes, including for the purpose of filing a claim in any proceedings of the nature referred to in Section 13.02 herein.

13.13.	Trustee Not Fiduciary for Holders of Senior Debt.

The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Debt and will not be liable to any such holders if it mistakenly pays over or distribute to Holders, or to the Company or any other Person, any money or assets to which holders of Senior Debt are entitled by virtue of Section 13 hereof.

With respect to the holders of Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in Section 13 hereof and no implied covenants or obligations with respect to holders of Senior Debt shall be read into this Indenture against the Trustee.

13.14.	Reliance by Holder of Senior Debt on Subordination Provisions; No Waiver.

(a) Each Holder by accepting a Note acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Debt, whether created or acquired before or after the issuance of the Notes, to acquire or to hold such Senior Debt, and each holder of Senior Debt will be deemed conclusively to have relied on these subordination provisions in acquiring and holding such Senior Debt.

(b) The holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring any liability or responsibility to the Holders of the Notes, and without impairing the rights of holders of Senior Debt under these subordination provisions, do any of the following:

(1)	change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding or secured;

(2)	sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt;

(3)	release any Person liable in any manner for the payment of Senior Debt; or

(4)	exercise or refrain from exercising any rights against the Company and any other Person.

SECTION 14.	Guaranties.

14.01.	The Guaranties; Subordination.

Subject to the provisions of Section 14 hereof, each Guarantor by execution of a supplemental Indenture in the form of Exhibit A to the Indenture irrevocably and unconditionally

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guarantees, jointly and severally, on an unsecured subordinated basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an Offer to Purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under the Indenture. Upon failure by the Company to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture. The obligations of each Guarantor under its Note Guaranty are junior and subordinated in right of payment to the Senior Debt of such Guarantor in the same manner and to the same extent as the Notes are subordinated to Senior Debt of the Company.

14.02.	Guaranty Unconditional.

The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by

(1)	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

(2)	any modification or amendment of or supplement to the Indenture or any Note;

(3)	any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;

(4)	the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(5)	any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Note or any other amount payable by the Company under the Indenture; or

(6)	any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

14.03.	Discharge; Reinstatement.

Subject to Section 14.09 hereof, each Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or

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returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

14.04.	Waiver by the Guarantors.

Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

14.05.	Subrogation and Contribution.

Upon making any payment with respect to any obligation of the Company under Section 14 hereof, the Guarantor making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

14.06.	Stay of Acceleration.

If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

14.07.	Limitation on Amount of Guaranty.

Notwithstanding anything to the contrary in Section 14 hereof, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guaranty of such Guarantor not constitute a fraudulent conveyance under the applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guaranty are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under the applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.

14.08.	Execution and Delivery of Guaranty.

The execution by each Guarantor of a supplemental Indenture evidences the Note Guaranty of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guaranty set forth in the Indenture on behalf of each Guarantor.

14.09.	Release of Guaranty.

The Note Guaranty of a Guarantor will terminate upon:

(1)	a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of

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the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture,

(2)	the Company’s delivery of an Officers’ Certificate directing the Trustee to terminate the Note Guaranty; provided that after giving effect to such termination, any Debt of such Restricted Subsidiary will be deemed Incurred at that time and such Restricted Subsidiary could have Incurred such Debt under Section 8.01 hereof,

(3)	the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary, or

(4)	defeasance or discharge of the Notes, as provided in Section 12 hereof.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Note Guaranty.

SECTION 15.	Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

SECTION 16.	No Liability of Directors, Officers, Employees, Incorporators and Shareholders

No director, officer, employee, incorporator or shareholder of the Company, as such, will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 17.	Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 18.	Judgment Currency.

If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from the Company or any Guarantor under the Indenture, the Notes or any Note Guaranty in Euro into another currency, to the fullest extent permitted by law, the rate of exchange used shall be the Spot Rate at which a Person could purchase Euro with such other currency on the Business Day preceding that on which final judgment is given. The obligations of the Company and each Guarantor in respect of any sum due to the Trustee or any Holder under the Indenture, the Notes and the Note Guarantees shall, notwithstanding any judgment in a currency other than Euro, be discharged only to the extent that, on the Business Day following receipt by such Holder or the Trustee (as the case may be) of any sum adjudged to be so due in such other currency, such Holder or the Trustee (as the case may be) may purchase Euro with such other currency. If the amount of Euro so purchased (at the Spot Rate on such date) is less than the sum originally due to such Holder or the Trustee in Euro, the Company and the Guarantors agree, to

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the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such holder or the Trustee against such loss.

SECTION 19.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

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[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Signature Guarantee:[1]

By:
To be executed by an executive officer

[1]	Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have all of this Note purchased by the Company pursuant to Section 8.14 or Section 8.15 of the Note, check the box: ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 8.14 or Section 8.15 of the Note, state the amount (in original principal amount) below:

€                                    .

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:1

[1]	Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Global Note for certificated Notes or a part of another Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee